Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741-8570

FOR IMMEDIATE RELEASE

MSA Reports Record Sales

Quarterly Sales Increase 7% While Earnings Increase 44%

Full-Year Sales Increase 20% While Earnings Increase 83%

PITTSBURGH, February 15, 2012 – MSA (NYSE: MSA) today announced that net sales for the year ended December 31, 2011 were a record $1.173 billion compared with $977 million in 2010, an increase of $196 million, or 20 percent. Net income for the year ended December 31, 2011 was $70 million, or $1.91 per basic share, an increase of $32 million, or 83 percent, compared with $38 million, or $1.06 per basic share, for 2010. Excluding after-tax restructuring charges of $6 million and currency exchange losses of $2 million, net income for the year ended December 31, 2011 was $78 million, or $2.13 per basic share.

Net sales for the fourth quarter of 2011 were a record $304 million compared with $285 million for the same quarter in 2010, an increase of $19 million, or 7 percent. Net income for the fourth quarter of 2011 was $17 million, or 46 cents per basic share, an increase of $5 million, or 44 percent, compared with $12 million, or 33 cents per basic share, for the same quarter last year. Excluding after-tax restructuring charges of $2 million and currency exchange losses of $1 million, net income was $20 million, or 54 cents per basic share, for the fourth quarter of 2011.

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“MSA’s consolidated fourth quarter results reflect our continued focus on leveraging the strengths of our core product lines in both developed and emerging markets, combined with our effectiveness in executing our strategy,” said William M. Lambert, MSA President and CEO. “For the quarter, we achieved strong results across several of our core product groups throughout the world. In particular, gas detection products performed well in both developed and emerging markets, growing 12 percent in the quarter. The 14 percent growth we saw in self-contained breathing apparatus (SCBA) sales was also very encouraging. Additionally, we were pleased with the 200 basis point improvement we achieved in gross profit margin in the quarter. Our focus on growing sales of core MSA products, combined with our ongoing efforts to drive operational excellence and manage manufacturing costs, helped us achieve solid growth in revenues and profitability throughout 2011 while facing challenging economic conditions in many parts of the world,” he said.

For the quarter, sales in the company’s North American segment increased $13 million, or 9 percent, when compared to the same period of 2010. Sales of gas detection products increased $7 million while sales of head, eye and face protection products increased $3 million on higher shipments to core industrial markets. Shipments of ballistic helmets to the military market increased $9 million compared to the fourth quarter of 2010. These increases were partially offset by declines of $3 million in both gas mask and ballistic vest sales to military markets.

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Sales in the company’s European segment decreased $1 million, or 2 percent, in the fourth quarter of 2011. Currency translation effects decreased fourth quarter European segment sales, when stated in U.S. dollars, by $0.5 million, primarily due to a weaker euro. Local currency sales of gas masks and fire helmets decreased $2 million and $3 million, respectively, on weakness in Western Europe. These declines were offset by local currency sales of SCBA, which were up $5 million on higher shipments to the fire service markets in Eastern Europe and the Middle East.

For the quarter, sales in MSA’s International segment, which consists of Asia, Australia, Latin America, and Sub-Saharan Africa, increased $7 million, or 10 percent, when compared to the fourth quarter of 2010. Local currency sales increased $9 million, driven primarily by stronger industrial market sales in Latin America and Asia across a broad group of product lines. Currency translation effects decreased fourth quarter International segment sales, when stated in U.S. dollars, by $2 million, primarily related to a weakening of the South African rand and Brazilian real.

Net income in MSA’s North American segment in the fourth quarter of 2011 decreased 2 percent when compared with the fourth quarter of 2010. Strong improvements in operating income were more than offset by a higher effective tax rate.

European segment net income increased $2 million in the fourth quarter of 2011. This increase was primarily related to improved gross profits and lower operating costs, partially offset by higher restructuring costs.

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Net income in MSA’s International segment was $3 million higher in the fourth quarter of 2011. This increase in net income was primarily related to higher sales throughout Latin America and Asia, and the recognition of $2 million in deferred tax assets on higher profitability in Asia. These improvements were partially offset by higher operating costs on the higher level of sales.

“The revenue and earnings growth we have reported over the past several quarters demonstrate how our global team is effectively executing our Corporate Strategy,” Mr. Lambert said. “While I am pleased by the underlying performance seen in many areas of our business throughout 2011, we continue to keep a close eye on evolving global economic conditions. We remain optimistic regarding a strengthening U.S. economy and growing economies in the emerging markets of the world. However, we expect uncertain economic conditions to persist in Europe throughout 2012. In spite of this unevenness, we remain focused on executing our strategy, which clearly helped us recognize record revenues and strong improvements in profitability throughout 2011,” Mr. Lambert concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people’s health and safety. Many MSA products typically integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, handheld gas detection instruments, fixed gas and flame detection systems, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA has annual sales of approximately $1 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial Websites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010

Net sales	$303,754	$285,005	$1,173,227	$976,631
Other income	1,028	3,678	5,381	6,037

	304,782	288,683	1,178,608	982,668

Cost of products sold	183,812	178,264	702,991	606,532
Selling, general and administrative	78,985	78,935	306,367	262,940
Research and development	9,599	8,828	39,245	32,784
Restructuring and other charges	2,441	2,612	8,559	14,121
Interest	3,694	3,796	14,117	8,707
Currency exchange losses	1,525	325	2,511	235

	280,056	272,760	1,073,790	925,319

Income before income taxes	24,726	15,923	104,818	57,349
Provision for income taxes	7,839	3,903	34,773	18,290

Net income	16,887	12,020	70,045	39,059
Net loss (income) attributable to noncontrolling interests	92	(252)	(193)	(955)

Net income attributable to Mine Safety Appliances Company	16,979	11,768	69,852	38,104

Basic earnings per share	$.46	$.33	$1.91	$1.06

Diluted earnings per share	$.46	$.32	$1.87	$1.05

Dividends per common share	$.26	$.25	$1.03	$.99

Basic shares outstanding	36,265	35,685	36,221	35,880
Diluted shares outstanding	36,874	36,587	36,831	36,422

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	December 31, 2011	December 31, 2010
Current assets
Cash and cash equivalents	$59,938	$59,760
Trade receivables, net	192,627	198,551
Inventories	141,475	150,581
Other current assets	64,809	68,497

Total current assets	458,849	477,389

Property, net	145,763	156,789
Prepaid pension cost	58,075	121,631
Goodwill	259,084	263,089
Other noncurrent assets	193,281	178,290

Total	1,115,052	1,197,188

Current liabilities
Notes payable and current portion of long-term debt	$8,263	$10,163
Accounts payable	50,208	58,460
Other current liabilities	113,299	113,118

Total current liabilities	171,770	181,741

Long-term debt	334,046	367,094
Pensions and other employee benefits	124,310	126,479
Deferred tax liabilities	30,458	49,177
Other noncurrent liabilities	15,057	16,647
Equity	439,411	456,050

Total	1,115,052	1,197,188

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended December 31		Year Ended December 31
	2011	2010	2011	2010

Net sales
North America	$148,986	$136,209	$561,140	$464,012
Europe	75,350	76,538	286,753	251,107
International	79,418	72,258	325,334	261,512

Total	303,754	285,005	1,173,227	976,631

Net income (loss)
North America	$13,141	$13,427	$57,914	$44,560
Europe	1,791	112	7,331	(5,371)
International	6,643	4,108	27,152	15,835
Reconciling	(4,596)	(5,879)	(22,545)	(16,920)

Total	16,979	11,768	69,852	38,104